Exhibit 99.1

TOREADOR RESOURCES PROVIDES FINANCIAL,

OPERATIONAL AND STRATEGIC UPDATE

Company Unveils New Corporate Platform

To Reposition Toreador And Rebuild Shareholder Value

Paris, France (February 23, 2009) – Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) today announced a cohesive plan to turnaround the Company that includes cutting overhead, divesting non-core assets, reducing debt, and improving its core operations in France and Hungary. A teleconference, led by Mr. Craig McKenzie, CEO of Toreador, is scheduled for today at 11:00am EST to provide further details on the Company’s forward plans. Details on how to access the teleconference are provided at the end of this press release.

Following the recent settlement with Toreador shareholder Nanes Balkany Partners LLC on January 23, 2009, the Board of Directors has undertaken an immediate two-step initiative to: 1) create a new corporate platform (“Platform”) that focuses on immediately improving operational and financial performance, and 2) develop a new 3-year strategic plan that will be rolled out no later than the annual shareholder meeting on June 4, 2009.

CEO Mr. McKenzie said, “We are sharply reducing our overhead to match the scale of the business by consolidating our offices and relocating our headquarters to Paris by mid-year. It is a first step to enhance shareholder value.”

Mr. McKenzie continued, “Toreador is also conducting the sale of certain non-core assets and proceeds will be used to pay down debt. Our 2009 capital program has been cut to cover minimum commitments while the sale processes move forward and we more fully assess the growth potential of our assets in France and Hungary.”

A New Corporate Platform

The Platform is a direct response to the current credit and equity markets and sharply reduced commodity prices. The Company is facing significant near-term debt obligations

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with net debt, minus cash, of approximately $97 million and current commodity prices are less than half that of 2008 levels.

Under the new corporate platform the Company will take the following proactive steps:

•	The $55 million sale of a 26.75% interest in the South Akcakoca Sub-Basin (SASB) to Petrol Ofisi (announced on February 3, 2009) is anticipated to close next week;
•

The Company has retained Stellar Energy Advisors, based in London, UK, to manage an open bid process to sell its remaining 10% interest in the SASB, in addition to its onshore production, and 2.916 million net acres in exploration licenses that are currently held (as of 1/1/09) and 1.085 million net acres that are pending approvals;

•

Per the covenants of the International Finance Corporation revolving credit facility, proceeds of the Petrol Ofisi sale will be used to fully repay the outstanding balance. That facility will be concluded as a result;

•

A share buyback program has been adopted by the Board of Directors for the repurchase of up to 1 million common shares of Toreador that may be executed at any time over the next 12 months assuming that the sale to Petrol Ofisi is completed;

•	Assuming that the sale to Petrol Ofisi is completed, the Company intends to continue taking advantage of the current market to buy back a portion of convertible bonds;
•

Notwithstanding that the Company is incorporated in Delaware and listed on the NASDAQ, its operations are located in Europe. With its current headquarters in Dallas costing over $7 million a year in overhead, there is considerable room to improve efficiency and integrate activities across the Company. The Company

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expects to have completed moving its headquarters to its Paris office by July 2009, reducing its US presence to focus only on securities exchange requirements and investor relations;

•

The Company is currently drilling a high-impact exploration well on the Tompa Block in Hungary, announced on February 9, 2009. Results are expected by early second quarter 2009 and the Company plans to continue with its efforts to establish a strong presence in Hungary;

•

The Paris Basin will remain the Company’s core asset with current production of approximately 1,000 net barrels per day coming from low-decline, long-life assets. A comprehensive portfolio review of our fields and 461,000 net acres held pursuant to licenses (100% owned and operated) is now underway. The results of the study will be launched as part of the 3-year strategic plan.

Mr. McKenzie concluded, “This year we will focus on what we can control and build credibility through delivery of our 2009 Platform priorities and development of a 3-year strategic plan. With the full support of the Board of Directors, we are drastically reshaping the way this Company is managed so that shareholders will have the ability to benchmark both our progress and our commitment to creating superior shareholder returns.”

Conference Call Information

Active participants who wish to ask questions after the presentation should dial toll free 1-800-218-9073 in the US (international dial 1-303-262-2130) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s Internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link. A corporate presentation will also be provided on the website.

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Those unable to participate in the live call may hear a rebroadcast after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-2236 (international dial 1-303-590-3000), passcode 11126721#, to listen to a replay of the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary. The company’s website, www.toreador.net, provides more information about Toreador.

Forward Looking Statements – Except for the historical information contained herein, the matters set forth in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the sale of the 26.75% interest in the South Akcakoca Sub-Basin to Petrol Ofisi and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. Toreador undertakes no obligation to publicly update or revise any forward looking-statements, whether as a result of new information, future events or otherwise.

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Contact:

Toreador Resources:

Craig McKenzie - CEO

(214) 559-3933